EXHIBIT 99.1
Red Lion Reports Second Quarter 2008 Results
Increases RevPAR and EBITDA in a challenging market
SPOKANE, WA, August 6, 2008 — Red Lion Hotels Corporation (NYSE: RLH) today announced its results for the second quarter and six months ended June 30, 2008, showing continued growth in RevPAR and EBITDA from its owned and leased hotels. Summary results for the three and six-month periods follow:
($ in thousands, except per share)

	Three months ended June 30,			Six months ended June 30,
	2008	2007	% change	2008	2007	% change

Total revenue, as reported	$49,812	$48,994	1.7%	$89,370	$88,298	1.2%

Continuing operations before 2008 Special Item: (1)
EBITDA	$10,431	$10,077	3.5%	$13,642	$13,154	3.7%
Net income	$2,301	$2,509	-8.3%	$147	$530	-72.3%
Earnings per share — diluted	$0.12	$0.13	-7.7%	$0.01	$0.03	-66.7%

Continuing operations as reported:
EBITDA	$10,431	$10,077	3.5%	$9,988	$13,154	-24.1%
Net income (loss)	$2,301	$2,509	-8.3%	$(2,210)	$530	nm
Earnings (loss) per share — diluted	$0.12	$0.13	-7.7%	$(0.12)	$0.03	nm

Total earnings (loss) per share — diluted, as reported	$0.12	$0.11	9.1%	$(0.12)	$0.01	nm

[1]	Excludes $3.7 million of separation cost incurred in the first quarter of 2008 related to the retirement of the company’s former President and CEO, net of its impact on income taxes. A schedule called “Disclosure of 2008 Special Items” is included with this release.
In addition, key hotel operating metrics, on a comparable basis, and reported hotel operating margins for the second quarter and six-month periods ended June 30, 2008 are highlighted below for owned and leased hotels:

	Three months ended June 30,			Six months ended June 30,
	2008	2007	% change	2008	2007	% change

RevPAR (revenue per available room)	$61.93	$60.02	3.2%	$53.42	$51.67	3.4%

ADR (average daily rate)	$90.58	$89.29	1.4%	$88.15	$86.23	2.2%

Occupancy	68.4%	67.2%	+120 bp	60.6%	59.9%	+70 bp

Hotel Direct Operating Margin	28.4%	26.9%	+150 bp	22.6%	20.8%	+180 bp
President and Chief Executive Officer Anupam Narayan, commenting on the second quarter results, said, “We are pleased to report another quarter of RevPAR growth from our owned and leased hotels, especially in the face of increasingly difficult economic conditions. Looking forward to the rest of 2008, we share many of the same economic concerns as our competitors, including concerns about the downturn in the airline industry and high fuel prices. We were effective in managing operations in the second quarter to produce increased margins, and we will continue to be proactive in how we respond to these negative pressures on the lodging industry.”
Narayan continued, “In addition to our positive operating results, the recently acquired Red Lion Hotel Denver Southeast has been a great addition to the Red Lion brand and fits perfectly with our stated growth strategy. Our balance sheet remains strong and we will continue to take a disciplined approach in identifying properties that fit our criteria for expansion.”
Second Quarter Results
Red Lion’s total revenue during the second quarter was $49.8 million, up 1.7% from the prior-year period. Revenue from hotels was $46.7 million, up 4.1% from the second quarter of 2007, driven by the 3.2% increase in RevPAR at owned and leased hotels. Hotel direct operating margin increased by 150 basis points to 28.4%. On a comparable property basis, hotel revenue increased 3.2%.
The RevPAR increase for owned and leased hotels in the second quarter of 2008 was driven by a 1.4% increase in ADR and a 120 basis point increase in occupancy. System-wide, RevPAR increased 2.0% on a quarter-on-quarter basis, with a 2.0% increase in ADR and flat occupancy. The system-wide results were again negatively impacted by rooms out of service for renovation at a number of franchised hotels.
The second quarter 2008 results included revenue from the Anaheim hotel, acquired in October 2007, and the Red Lion Hotel Denver Southeast, acquired in May 2008. The second quarter 2008 results did not include revenue from the Red Lion Hotel Sacramento, which was subleased to a franchisee in July 2007.
Franchise and management revenue was $0.4 million, down $0.3 million from the prior-year period due both to fewer franchisees in the system and $0.2 million of termination fees received in the second quarter of 2007. Entertainment revenue was $1.9 million, a decrease of $0.7 million from the same quarter in 2007 due primarily to the difference in the number and type of shows presented.
EBITDA from continuing operations for the second quarter of 2008 was $10.4 million, an increase of 3.5% from the second quarter of 2007. Net income from continuing operations was $2.3 million — an decrease of 8.3% from the prior-year period. Earnings per fully diluted share from continuing operations was $0.12, versus $0.13 per fully diluted share in the second quarter of 2007.
First Half 2008 Results
Red Lion’s total revenue for the six-month period ended June 30, 2008, was $89.4 million, up 1.2% from the same period in 2007. Reported revenue from hotels was $81.9 million, up 3.4% from the prior-year period in 2007, driven by a 3.4% increase in RevPAR at owned and leased hotels. Hotel direct operating profit increased 12.3% to $18.5 million, leading to a 180 basis point increase year-over-year to 22.6%. On a comparable property basis, hotel revenue increased 3.7%.
The RevPAR increase for owned and leased hotels for the first six months of 2008 was driven by a 2.2% increase in ADR and a 70 basis point increase in occupancy. System-wide, RevPAR increased 0.6% year-over-year led by a 2.7% increase in ADR mostly offset by a 120 basis point decrease in occupancy, primarily a result of ongoing renovations at a number of franchised hotels.
Results for the first half of 2008 included revenue from the Anaheim hotel, acquired in October 2007, and the Red Lion Hotel Denver Southeast, acquired in May 2008. Results for the first half of 2008 did not include revenue from the Red Lion Hotel Sacramento, which was subleased to a franchisee in July 2007.
Franchise and management revenue was $0.8 million, down from the prior year primarily due to fewer franchisees in the system and non-recurring termination fees of $0.4 million from franchises that are no longer in the system. Entertainment revenue was $5.1 million, down 14.7% from the prior-year period.
EBITDA from continuing operations for the six month period ended June 30, 2008 (excluding the 2008 special item for separation costs) was $13.6 million, an increase of 3.7% from the prior-year period, while net income from continuing operations excluding the 2008 special item was $0.1 million, down $0.4 million from the prior-year period. Earnings per fully diluted share for the six-month period ended June 30, 2008 (excluding the 2008 special item) was $0.01, down from $0.03 in the prior-year period.
Red Lion System Update
The company is continuing the complete renovation of its Anaheim hotel acquired in October 2007. We expect to brand the hotel as a Red Lion this fall and to substantially complete all renovations by the end of the year.
At the end of May 2008, the company acquired the 478-room Radisson Hotel Denver Southeast. Red Lion will continue to operate the hotel while it makes over $8 million in renovations, primarily to guest rooms and public spaces. The company expects to commence renovations after the busy summer season and the Democratic National Convention when the hotel is hosting the Texas and American Samoa delegations, and anticipates completion by the end of the first quarter of 2009.
At the end of June 2008, the company had 18 franchised hotels in the Red Lion system. All franchised hotels were required to meet Red Lion’s elevated brand standards by the end of 2007. The majority of hotels met these standards by the end of 2007, while some are in the process of completing renovations. At the end of July, the company terminated the franchise agreement for a 186-room hotel in Modesto, California for the franchisee’s failure to complete the required property improvements. The company is monitoring the compliance of its other franchisees that are completing improvements and will terminate additional agreements if satisfactory progress does not continue.
Liquidity and Balance Sheet
As of June 30, 2008, the company had $7.9 million in cash and cash equivalents, and interest bearing debt obligations of $131.7 million. The company continues to maintain a $50 million credit facility with $22 million outstanding as of June 30, 2008. To finance the May 2008 acquisition of the Red Lion Hotel Denver Southeast, the company used $23 million of the $50 million credit facility.
For the remainder of 2008, the company is projecting capital expenditures of $17.3 million for ongoing hotel improvement projects and the renovations at the Anaheim and Denver hotels.
Outlook for 2008
Consistent with others in the industry, the company is taking a more cautious outlook on the second half of 2008 given the current economic environment. The company is revising its 2008 guidance as follows:
•	2008 RevPAR growth for company owned and leased hotels in the range of 0% to 3%.

•	2008 direct hotel operating margins to improve between 25 and 100 basis points from 2007.

•	EBITDA from continuing operations in the range of $33 to $35 million, up 0% to 4% from the previous year.
Red Lion’s 2008 EBITDA guidance does not include the impact of the $3.7 million special item for separation costs.
Conference Call Information
The company will hold a conference call at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) on August 7, 2008, to discuss the results for interested investors, analysts and portfolio managers. Management on the call will include President and CEO Anupam Narayan and Chief Financial Officer Anthony Dombrowik.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 230-1093. International callers should dial (612) 288-0337.

This conference call will also be webcast live at http://www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 1:30 p.m. PDT on August 7, 2008, through September 7, 2008 at (800) 475-6701 or (320) 365-3844 (International) access code — 954084. The replay will also be available shortly after the call on the Red Lion website.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of upscale and midscale hotels under its Red Lion® brand. As of June 30, 2008, the RLH hotel network was comprised of 50 hotels located in nine states and one Canadian province, with 9,326 rooms and 448,626 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2007 and in other documents filed by the company with the Securities and Exchange Commission.
Contact:
Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
Investor Relations:
ICR Inc.
William Schmitt
(203) 682-8200

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended June 30,
	2008	2007	$ Change	% Change

Revenue:
Hotels	$46,693	$44,839	$1,854	4.1%
Franchise and management	445	782	(337)	-43.1%
Entertainment	1,895	2,642	(747)	-28.3%
Other	779	731	48	6.6%

Total revenues	49,812	48,994	818	1.7%

Operating expenses:
Hotels	33,452	32,791	661	2.0%
Franchise and management	73	133	(60)	-45.1%
Entertainment	2,114	2,604	(490)	-18.8%
Other	527	466	61	13.1%
Depreciation and amortization	4,632	3,996	636	15.9%
Hotel facility and land lease	1,860	1,737	123	7.1%
Gain on asset dispositions, net	(33)	(49)	16	32.7%
Undistributed corporate expenses	1,882	1,505	377	25.0%

Total expenses	44,507	43,183	1,324	3.1%

Operating income	5,305	5,811	(506)	-8.7%

Other income (expense):
Interest expense	(2,356)	(2,309)	(47)	-2.0%
Minority interest in partnerships, net	(5)	(14)	9	64.3%
Other income, net	499	284	215	75.7%

Income from continuing operations before income taxes	3,443	3,772	(329)	-8.7%
Income tax expense	1,142	1,263	(121)	-9.6%

Net income from continuing operations	2,301	2,509	(208)	-8.3%

Discontinued operations:
Loss from operations of discontinued business units, net of income tax benefit of $37	—	(67)	67	100.0%
Net loss on disposal of discontinued business units, net of income tax benefit of $134	—	(244)	244	100.0%

Loss from discontinued operations	—	(311)	311	100.0%

Net income	$2,301	$2,198	$103	4.7%

EBITDA (1)	$10,431	$9,678	$753	7.8%
EBITDA as a percentage of revenues (2)	20.9%	19.5%

EBITDA from continuing operations (1)	$10,431	$10,077	$354	3.5%
EBITDA from continuing operations as a percentage of revenues (2)	20.9%	20.6%

(1)	The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $46,693,000 and $49,592,000 for the three months ended June 30, 2008 and 2007, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the financial statements.

Red Lion Hotels Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Three months ended June 30,
	2008	2007	$ Change

Earnings per share — basic: (1)

Net income from continuing operations	$0.13	$0.13	$(0.00)
Loss from discontinued operations	—	(0.02)	0.02

Net income	$0.13	$0.11	$0.02

Earnings per share — diluted: (1)

Net income from continuing operations	$0.12	$0.13	$(0.01)
Loss from discontinued operations	—	(0.02)	0.02

Net income	$0.12	$0.11	$0.01

Weighted average shares — basic	18,237	19,199
Weighted average shares — diluted	18,531	19,697

(1)	For the three months ended June 30, 2008, 233,446 of the 1,433,048 options to purchase common shares outstanding as of that date were considered dilutive. Of the 55,715 restricted stock units outstanding, 16,040 shares were considered dilutive during the second quarter of 2008. For the three months ended June 30, 2007, 319,863 of the 1,312,809 options to purchase common shares outstanding as of that date were considered dilutive, as were the 44,473 units of unissued restricted stock outstanding. For both comparable periods, all of the 44,837 and 142,663 convertible operating partnership units, respectively, were considered dilutive.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Six months ended June 30,
	2008	2007	$ Change	% Change

Revenue:
Hotels	$81,928	$79,220	$2,708	3.4%
Franchise and management	780	1,571	(791)	-50.4%
Entertainment	5,106	5,989	(883)	-14.7%
Other	1,556	1,518	38	2.5%

Total revenues	89,370	88,298	1,072	1.2%

Operating expenses:
Hotels	63,452	62,765	687	1.1%
Franchise and management	145	396	(251)	-63.4%
Entertainment	5,174	5,459	(285)	-5.2%
Other	1,065	948	117	12.3%
Depreciation and amortization	9,028	8,016	1,012	12.6%
Hotel facility and land lease	3,646	3,451	195	5.7%
Gain on asset dispositions, net	(140)	(239)	99	41.4%
Undistributed corporate expenses	6,963	2,955	4,008	135.6%

Total expenses	89,333	83,751	5,582	6.7%

Operating income	37	4,547	(4,510)	-99.2%

Other income (expense):
Interest expense	(4,635)	(4,551)	(84)	-1.8%
Minority interest in partnerships, net	12	(1)	13	nm
Other income, net	911	592	319	53.9%

Income (loss) from continuing operations before income taxes	(3,675)	587	(4,262)	nm

Income tax expense (benefit)	(1,465)	57	(1,522)	nm

Net income (loss) from continuing operations	(2,210)	530	(2,740)	nm

Discontinued operations:
Loss from operations of discontinued business units, net of income tax benefit of $45	—	(81)	81	100.0%
Net loss on disposal of discontinued business units, net of income tax benefit of $140	—	(256)	256	100.0%

Loss from discontinued operations	—	(337)	337	100.0%

Net income (loss)	$(2,210)	$193	$(2,403)	nm

EBITDA (1)	$9,988	$12,712	$(2,724)	-21.4%
EBITDA as a percentage of revenues (2)	11.2%	14.2%

EBITDA from continuing operations (1)	$9,988	$13,154	$(3,166)	-24.1%
EBITDA from continuing operations as a percentage of revenues (2)	11.2%	14.9%

(1)	The definition of “EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $81,928,000 and $89,479,000 for the six months ended June 30, 2008 and 2007, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the financial statements.

Red Lion Hotels Corporation
Earnings (Loss) Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Six months ended June 30,
	2008	2007	$ Change

Earnings (loss) per share — basic: (1)
Net income (loss) from continuing operations	$(0.12)	$0.03	$(0.15)
Loss from discontinued operations	—	(0.02)	0.02

Net income (loss)	$(0.12)	$0.01	$(0.13)

Earnings (loss) per share — diluted: (1)
Net income (loss) from continuing operations	$(0.12)	$0.03	$(0.15)
Loss from discontinued operations	—	(0.02)	0.02

Net income (loss)	$(0.12)	$0.01	$(0.13)

Weighted average shares — basic	18,234	19,174
Weighted average shares — diluted	18,234	19,667

(1)	For the six months ended June 30, 2008, all of the 1,433,048 options to purchase common shares and the 55,715 restricted stock units outstanding as of that date were considered anti-dilutive due to the loss for the period. In addition, all of the 44,837 convertible operating partnership units were anti-dilutive. For the six months ended June 30, 2007, 320,454 of the 1,312,809 options to purchase common shares outstanding as of that date were considered dilutive, as were 44,473 units of unissued restricted stock outstanding and 142,663 convertible operating partnership units.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	June 30	December 31,
	2008	2007
Assets:
Current assets:
Cash and cash equivalents	$7,942	$15,044
Restricted cash	3,266	4,439
Accounts receivable, net	11,997	10,330
Inventories	1,358	1,416
Prepaid expenses and other	4,933	3,352

Total current assets	29,496	34,581

Property and equipment, net	287,505	260,574
Goodwill	28,042	28,042
Intangible assets, net	11,322	11,582
Other assets, net	7,013	9,730

Total assets	$363,378	$344,509

Liabilities:
Current liabilities:
Accounts payable	$5,626	$4,189
Accrued payroll and related benefits	7,376	6,166
Accrued interest payable	345	356
Advance deposits	996	345
Other accrued expenses	9,665	10,419
Long-term debt, due within one year	2,509	5,547

Total current liabilities	26,517	27,022

Revolving credit facility	22,000	—
Long-term debt, due after one year	76,389	77,673
Deferred income	8,822	9,169
Deferred income taxes	17,470	17,294
Minority interest in partnerships	20	31
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	182,043	162,014

Stockholders’ equity:
Preferred stock — 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock — 50,000,000 shares authorized; $0.01 par value; 18,247,758 and 18,312,756 shares issued and outstanding	182	183
Additional paid-in capital, common stock	141,604	140,553
Retained earnings	39,549	41,759

Total stockholders’ equity	181,335	182,495

Total liabilities and stockholders’ equity	$363,378	$344,509

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Six months ended June 30,
	2008	2007
Operating activities:
Net income (loss)	$(2,210)	$193
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,028	8,034
Gain on disposition of property, equipment and other assets, net	(140)	(239)
Loss on disposition of discontinued operations, net	—	397
Deferred income tax provision	176	1,686
Minority interest in partnerships	(11)	2
Equity in investments	28	20
Imputed interest expense	111	104
Compensation expense related to stock issuance	1,905	563
Collection of doubtful accounts	(16)	(52)
Change in current assets and liabilities:
Restricted cash	1,173	(638)
Accounts receivable	(1,609)	(1,125)
Inventories	99	36
Prepaid expenses and other	(1,573)	(3,428)
Accounts payable	1,437	(3,334)
Accrued payroll and related benefits	1,210	(516)
Accrued interest payable	(11)	(64)
Other accrued expenses and advance deposits	(345)	774

Net cash provided by operating activities	9,252	2,413

Investing activities:
Purchases of property and equipment	(35,418)	(9,315)
Non-current restricted cash for sublease tenant improvements	1,727	—
Proceeds from disposition of property and equipment	5	—
Proceeds from disposition of discontinued operations	—	3,771
Proceeds from short-term liquid investments	—	7,635
Advances to Red Lion Hotels Capital Trust	(27)	(17)
Other, net	647	(266)

Net cash provided by (used in) investing activities	(33,066)	1,808

Financing activities:
Borrowings on revolving credit facility	23,000	—
Repayment of revolving credit facility	(1,000)	—
Repayment of long-term debt	(4,433)	(1,120)
Borrowings on long-term debt	—	3,926
Common stock redeemed	(926)	—
Proceeds from issuance of common stock under employee stock purchase plan	71	88
Proceeds from stock option exercises	—	320

Net cash provided by financing activities	16,712	3,214

Net cash in discontinued operations	—	(35)

Change in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(7,102)	7,400
Cash and cash equivalents at beginning of period	15,044	13,262

Cash and cash equivalents at end of period	$7,942	$20,662

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of June 30, 2008

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Red Lion Owned and Leased Hotels	31	5,934	304,684
Other Leased Hotel (1)	1	310	5,000
Red Lion Franchised Hotels (6)	18	3,082	138,942
Total	50	9,326	448,626

Total Red Lion Hotels	49	9,016	443,626

Comparable Hotel Statistics (2)

	Three months ended June 30, 2008			Three months ended June 30, 2007
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR(5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned and Leased Hotels	68.4%	$90.58	$61.93	67.2%	$89.29	$60.02
Franchised Hotels	60.6%	$77.16	$46.78	63.0%	$75.14	47.30

Total System Wide	65.8%	$86.42	$56.84	65.8%	$84.74	55.75

Change from prior comparative period:
Owned and Leased Hotels	1.2	1.4%	3.2%
Franchised Hotels	(2.4)	2.7%	-1.1%

Total System Wide	—	2.0%	2.0%

	Six months ended June 30, 2008			Six months ended June 30, 2007
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned and Leased Hotels	60.6%	$88.15	$53.42	59.9%	$86.23	$51.67
Franchised Hotels	54.0%	$75.59	$40.78	59.3%	$73.51	43.60

Total System Wide	58.5%	$84.47	$49.41	59.7%	$82.22	49.11

Change from prior comparative period:
Owned and Leased Hotels	0.7	2.2%	3.4%
Franchised Hotels	(5.3)	2.8%	-6.5%

Total System Wide	(1.2)	2.7%	0.6%

(1)	Represents a hotel acquired in the fourth quarter of 2007 that is being repositioned as a Red Lion, although until that time has been flagged as an independent.

(2)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(6)	In July 2008, we terminated a franchise agreement with the 186-room Red Lion Hotel Modesto for non-performance. This reduces the total number of franchised hotels in the system to 17, and the total hotels in the system to 49 as of the date of this release.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
As previously announced, the Company’s former President and Chief Executive Officer retired in February 2008. In connection with the retirement agreement, the Company recorded an expense of $3.7 million in separation costs during the first quarter of 2008. As a result, the operations as presented in the accompanying financial statements for the six months ended June 30, 2008 compared to 2007 do not reflect a meaningful comparison of continuing operations between periods. The follow table represents a reconciliation of certain earnings measures from continuing operations before special items to loss from continuing operations after special items.

	Six months ended June 30, 2008			Six months ended June 30, 2007
	Net Income (Loss)	EBITDA	Diluted EPS	Net Income	EBITDA	Diluted EPS
	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing
($ in thousands except per share data)	Operations	Operations	Operations	Operations	Operations	Operations

Amount before special item	$147	$13,642	$0.01	$530	$13,154	$0.03
Special items:
Separation costs (1)	(3,654)	(3,654)	(0.20)	—	—	—
Income tax expense of special item (2)	1,297	—	0.07	—	—	—

Amount per consolidated statement of operations	$(2,210)	$9,988	$(0.12)	$530	$13,154	$0.03

Change from the comparative period:
Amount before special item	-72.3%	3.7%	-66.7%
Amount per consolidated statement of operations	nm	-24.1%	nm

(1)	Amount as included in the line item “Undistributed corporate expenses” on the accompanying consolidated statements of operations.

(2)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income (Loss)
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) for the periods presented:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
EBITDA from continuing operations	$10,431	$10,077	$9,988	$13,154
Income tax (expense) benefit — continuing operations	(1,142)	(1,263)	1,465	(57)
Interest expense — continuing operations	(2,356)	(2,309)	(4,635)	(4,551)
Depreciation and amortization — continuing operations	(4,632)	(3,996)	(9,028)	(8,016)

Net income (loss) from continuing operations	2,301	2,509	(2,210)	530
Loss from discontinued operations	—	(311)	—	(337)

Net income (loss)	$2,301	$2,198	$(2,210)	$193

EBITDA	$10,431	$9,678	$9,988	$12,712
Income tax (expense) benefit	(1,142)	(1,092)	1,465	129
Interest expense	(2,356)	(2,383)	(4,635)	(4,614)
Depreciation and amortization	(4,632)	(4,005)	(9,028)	(8,034)

Net income (loss)	$2,301	$2,198	$(2,210)	$193

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income (loss) and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA from continuing operations is calculated in the same manner, but excludes the operating results of business units identified as discontinued under GAAP.
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income (loss), which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income (loss) or net income (loss) determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.